This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
Dual Directional Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Dual Directional Contingent Buffered Equity Notes Linked to the
SandP 500[R] Index due February 15, 2017
The notes are designed for investors who seek an unleveraged return equal to any appreciation (with a maximum return of 14.30%), or an unleveraged return equal to the absolute value of any depreciation (up to 14.30%), of the SandP
500[R] Index at maturity, and who anticipate that the Ending Index Level will not be less than the Initial Index Level by more than 14.30% .

Trade Details/Characteristics
                                                                                    Hypothetical Payout For Dual Directional CBEN

Underlying                    SandP 500[R] Index

Currency                      USD

Contingent Buffer Amount      14.30%

Monitoring Period             At Maturity
                            $1,300

Maximum Upside Return         14.30%

Maximum Potential Loss        100.00%

Payment at Maturity
                            $1,200

                              If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that

                              provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the
 Maximum

                              Return. Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per

                              $1,000 principal amount note will be calculated as follows:
                            $1,100

                                           $1,000 +($1,000 x Index Return), subject to the Maximum Return

                            $1,000

                              If the Ending Index Level is less than the Initial Index Level by up to 14.30%, you will receive at maturity a cash

                              payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index
 Return, and

                              your payment at maturity per $1,000 principal amount note will be calculated as follows:
                             $900

                                                 $1,000 + ($1,000 [] Absolute Index Return)

                              Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than

                              the Initial Index Level by more than 14.30%, your maximum payment at maturity if the Index Return is
 negative                 Payout on a $ 1000 note investment $800

                              is $1,143.00 per $1,000 principal amount note.

                              If the Ending Index Level is less than the Initial Index Level by more than 14.30%, you will lose 1%
 of the principal              $700

                              amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than

                              14.30%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

                                                    $1,000 + ($1,000 x Index Return)
                             $600

                              If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer
 Amount, you will                    -30%                                 -20%                -10%   0%            10%
    20%               30%
                              lose more than 14.30% of your principal amount and may lose all of your principal amount at maturity.

Index Return:                 (Ending Index Level - Initial Index Level)/Initial Index Level
                                                                                            Index Return

Absolute Index Return:        The absolute value of the Index Return. For example, if the Index Return is -5%, the Absolute Index
 Return will

                              equal 5%.

Initial Index Level           The closing level of the Index on the pricing date

Ending Index Level:           The arithmetic average of the closing levels of the Index on each of the five Ending Averaging Dates
                                                                Ending Index Level              Contingent Buffer Amount
 Total Return
Ending Averaging Dates:       February 6, 2017, February 7, 2017, February 8, 2017, February 9, 2017 and February 10, 2017

Maturity Date:                February 15, 2017

Preliminary Termsheet         http://www.sec.gov/Archives/edgar/data/19617/000095010315006179/dp58521_fwp-0803.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the

estimated value of the notes when the terms are set.
                   The graph above demonstrates the hypothetical total return on the notes at maturity for the notes detailed in the table below. Your

                   investment may result in a loss of all of your principal at maturity.

Risk Considerations
                       Ending Index Level                                          Index Return Absolute Index Return
           Total Return

[] The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
                           2,600.00                                                  30.00%              30.00%
            14.30%
[] Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan
 Chase and Co.             2,400.00                                                  20.00%              20.00%
            14.30%
[] Your maximum gain on the notes is limited by the maximum return and the contingent buffer amount.
                           2,300.00                                                  15.00%              15.00%
            14.30%

                           2,286.00                                                  14.30%              14.30%
            14.30%
[] JP Morgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting
 as calculation            2,200.00                                                  10.00%              10.00%
            10.00%
agent and hedging JPMorgan Chase and Co.'s obligations under the notes. Their interests may be adverse to your interests.
                           2,100.00                                                  5.00%               5.00%
             5.00%
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
                           2,020.00                                                  1.00%               1.00%
             1.00%

[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
                           2,000.00                                                  0.00%               0.00%
             0.00%

                           1,900.00                                                  -5.00%              5.00%
             5.00%

                           1,800.00                                                 -10.00%              10.00%
            10.00%
[] The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited
 time.                         1,714.00                                                 -14.30%              14.30%
                14.30%
[] No interest payments and no ownership or dividend rights in stocks comprising the Index.
                           1,713.80                                                 -14.31%              14.31%
            -14.31%
[] Lack of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required
 to do so. Even if         1,600.00                                                 -20.00%              20.00%
            -20.00%
[] Even if there is a secondary market, it may not provide enough liquidity for you to trade or sell the note easily.
                           1,400.00                                                 -30.00%              30.00%
            -30.00%

[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be impacted by a number of economic and market factors.

The table above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.
The hypothetical total returns set forth above assume an Initial Index Level of
2,000.00 and a Maximum Return of 14.30% . Each hypothetical total return or hypothetical payment at maturity set forth above is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the table, graph and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.
Filed pursuant to Rule 433
Registration Statement No: 333-199966
Dated: August 04, 2015